Exhibit 99.1

GLOBAL EAGLE ENTERTAINMENT

Global Eagle Entertainment Reports Employment Inducement Awards Under NASDAQ Listing Rule 5635(c)(4)

LOS ANGELES, August 2, 2016 — Global Eagle Entertainment Inc. (NASDAQ: ENT) (“GEE”) reports the following “employment inducement awards” granted on July 27, 2016 under NASDAQ Listing Rule 5635(c)(4) in connection with GEE’s acquisition of Emerging Markets Communications (“EMC”).  GEE is required to report these grants on this press release under that Listing Rule.

First, in connection with the appointment of Abel Avellan (formerly EMC’s Founder and CEO) as GEE’s President and Chief Strategy Officer, GEE granted Mr. Avellan a nonqualified stock option to purchase 450,000 shares of GEE common stock and 275,000 restricted stock units as employment inducement awards. The option has an exercise price of $8.03 per share, which is equal to the closing price of GEE common stock on July 27, 2016, and, subject to continuous employment, will vest with respect to one-third of the underlying shares on July 27, 2017, with the remainder vesting monthly on a pro rata basis thereafter over the next two years until fully vested. Subject to continuous employment through each vesting date, the restricted stock units will vest in three equal annual installments, with the first installment vesting on July 27, 2017 and the remaining installments vesting annually thereafter.

Second, GEE granted eleven other EMC employees, in the aggregate, nonqualified stock options to purchase 70,700 shares of GEE common stock and 71,950 restricted stock units as employment inducement awards. The options have an exercise price of $8.03 per share, which is equal to the closing price of GEE stock on July 27, 2016, and, subject to continuous employment, will vest with respect to one-fourth of the underlying shares on July 27, 2017, with the remainder vesting monthly on a pro rata basis thereafter over the next three years until fully vested. Subject to continuous employment through each vesting date, the restricted stock units will vest in four equal installments, with the first installment vesting on July 27, 2017 and the remaining installments vesting annually thereafter.

About Global Eagle

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, GEE offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and approximately 50 offices on six continents, GEE delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.geemedia.com.

Investor Contact:

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com

Media Contact:

Jenelle Benoit

Director, Marketing & Communications

+1 310-321-6612

pr@geemedia.com